Exhibit 99.1

Sentinel Energy Services and Strike Capital Mutually Agree to Terminate Transaction Agreement

HOUSTON, TEXAS – February 13, 2019- Sentinel Energy Services Inc. (Nasdaq: STNL) (“Sentinel” or the “Company”) and Strike Capital, LLC (“Strike”) today announced that both parties agreed to mutually terminate their definitive transaction agreement and plan of merger. In response to current market conditions, both sides concluded it was best not to pursue the transaction at this time.

About Sentinel Energy Services Inc.

Sentinel is a special purpose acquisition company focused on the energy services and equipment sectors and was formed for the purpose of entering into a merger, amalgamation, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company is sponsored by Sentinel Management Holdings, LLC, an affiliate of CSL Capital Management, L.P. For more information about Sentinel Energy Services Inc., please visit its website at www.cslenergy.com/sentinel.

About Strike

Strike is a Texas limited liability company and was formed in 2003. Strike provides a full complement of pipeline infrastructure and integrity services, including new construction, make-ready, testing, inspection, maintenance, repairs, rehabilitation, upgrades, facility construction and reconnection. Strike operates through multiple locations across its national footprint, with corporate headquarters located in The Woodlands, Texas. Strike is controlled by a group of investment funds managed by OEP Capital Advisors, L.P.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements are based on current information and expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing Sentinel’s views as of any subsequent date, and Sentinel does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. You should not place undue reliance on these forward-looking statements. As a result of a number of known and unknown risks and uncertainties, actual results or performance may be materially different from those expressed or implied by these forward-looking statements.

Contacts

For Sentinel

Kent Jamison

(281) 407-0686

kent@cslenergy.com

For Strike

Frank McCawley

(713) 389-3000

frank.mccawley@strikeusa.com

For Media

Brian Brooks

(281) 323-6644

Strike.PR@strikeusa.com